EXHIBIT 15.3

Consent of Jun He Law Offices

April 17, 2015

Tuniu Corporation.

Tuniu Building No. 699-32

Xuanwudadao, Xuanwu District

Nanjing, Jiangsu Province 210042

The People’s Republic of China

Dear Sirs:

We hereby consent to the references to us by Tuniu Corporation under the headings, “Item 3.D. Key Information—Risk Factors” and “Item 4.B. Information on the Company—Business Overview—PRC Regulation” in Tuniu Corporation’s Annual Report on Form 20-F for the year ended December 31, 2014, which will be filed with the Securities and Exchange Commission (hereinafter the “SEC”) in the month of April 2015. We also consent to the filing with the SEC of this consent as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2014.

Yours faithfully,

/s/ Jun He Law Offices
Jun He Law Offices